Exhibit F

                               BALCH & BINGHAM LLP



                                September 9, 1999


Securities and Exchange Commission
Washington, DC  20549


                  RE:      Alabama Power Company
                           Application or Declaration on Form U-1

Ladies and Gentlemen:

         We are familiar with the statement on Form U-1 filed by Alabama Power Company ("Alabama Power"), a wholly-owned subsidiary of The Southern Company, a registered holding company, in the above-referenced proceeding, and are furnishing this opinion with respect to the actions requested therein, which, if granted, would authorize Alabama Power to purchase up to $20 million of distribution systems from and sell up to $10 million of distribution systems to certain electric suppliers within the State of Alabama.

         We are of the opinion that Alabama Power is a validly organized and duly existing corporation under the laws of the State of Alabama and that, upon the issuance of your order or orders herein, and in the event the proposed transactions are carried out in accordance with the terms of such statement on Form U-1 and your order or orders:

         (a) all state laws applicable to the proposed transactions will have been complied with; and

         (b) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by Alabama Power or any associate company of Alabama Power.

         We hereby consent to the use of this opinion in connection with the filing of such statement on Form U-1.


                                           Very truly yours,


                                           /s/  Balch & Bingham LLP
                                           Balch & Bingham LLP